Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined statement of operations of China Teletech Holding, Inc. (“CNCT” or the "Company") gives effect to the merger of CNCT and Liaoning Kunchengyuan Internet Technology Co. Ltd. (formerly known as Kuncheng Education Investment Co. Ltd.) ("LKIT") as if such transaction occurred at the beginning of the periods presented. The unaudited pro forma condensed combined statement of operations for the period ended March 31, 2017 is derived from the unaudited financial statements of CNCT for the period ended March 31, 2017 and unaudited financial statements of LKIT for the period ended March 31, 2017.

The unaudited pro forma condensed combined balance sheet at March 31, 2017 gives effect to the Merger of CNCT and LKIT as if such transaction occurred on March 31, 2017.  The unaudited pro forma condensed combined balance sheet is derived from the unaudited balance sheets of CNCT and LKIT as of March 31, 2017.

The unaudited pro forma condensed combined financial data do not reflect the effects of any anticipated changes to be made by LKIT in its operations from the historical operations and are presented for informational purposes only and should not be construed to be indicating (i) the results of operations or the financial position of LKIT that actually would have occurred had the proposed merger been consummated as of the dates indicated or (ii) the results of operation or the financial position of LKIT in the future.

The proposed Merger is expected to be accounted for as an acquisition and it is the intention of the parties to continue the operations upon closing.

The following pro forma condensed combined financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation," the consolidated financial statements and notes thereto of LKIT and other historical information included elsewhere in this filing.

FFF-1

China Teletech Holding, Inc.

Proforma Condensed Combined Balance Sheet

As of March 31, 2017

			Elimination
	LKIT	CNCT	& Adjustments		Pro Forma
Assets
Cash and cash equivalents	$44,992	$-	$-		$44,992
Other receivables	14,926	-	-		14,926
Deposit and Prepaid expenses	-	230,000	(30,000	)(1)	200,000
Investment in subsidiary	-	-	90,000	(1)
			(90,000	)(2)	-
Amount due from director	14,528	-			14,528
Goodwill	-	-	156,035	(2)	156,035
Total assets	$74,446	$230,000	$126,035		$430,481

Liabilities and stockholders’ deficit
Accounts payable	$-	$-	$		$-
Other tax payable	4,557	-			4,557
Accrued liabilities and other payable	17,005	79,874			96,879
Amount due to related parties	-	477,817			477,817
Deferred revenue	267,199	-			267,199
Total liabilities	288,761	557,691	-		846,452

Stockholders’ deficit:
Common stock	-	1,736,638	200,000	(1)	1,936,638
Registered capital	719,966	-	(719,966	)(2)	-
Additional paid in capital	-	5,693,999	(140,000	)(1)	5,553,999
Non-controlled interest	-	-	(105,014	)(2)	(105,014)
Accumulated deficit	(971,618)	(7,767,298)	928,956	(2)	(7,809,960)
Accumulated other comprehensive gain	37,337	8,970	(37,941	)(2)	8,366
Total stockholders’ deficit	(214,315)	(327,691)	126,035		(415,971)
Total liabilities and stockholders’ deficit	$74,446	$230,000	$126,035		$430,481

FFF-2

China Teletech Holding Inc.

Proforma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2017

			Elimination
	LKIT	CNCT	& Adjustments	Pro Forma
Revenues	$15,293	$-	$-	$15,293

Cost of revenue	-	-	-	-

Gross profit (loss)	15,293	-	-	15,293

Selling, general and administrative expenses	(98,944)	(137,273)	-	(236,217)

Income (loss) from operations	(83,651)	(137,273)	-	(220,924)

Other (expenses)	-	-	-	-

Income (loss) from operations before income taxes	(83,651)	(137,273)	-	(220,924)

Income tax provision	-	-	-	-

Net income (loss)	(83,651)	(137,273)	-	(220,924)

Non-controlled interest	-	-	40,989	40,989
Net income(loss) attributed to the Group	(83,651)	(137,273)	40,989	(179,935)

Other comprehensive loss:
Foreign currency translation gain	(1,183)	-	579	(604)

Comprehensive loss	$(84,834)	$(137,273)	$41,568	$(180,539)

Per share information – basic and fully diluted:
Weighted average shares outstanding		171,913,332	20,000,000	191,913,332
Net loss per share, basic		$0.0008		$0.0009

FFF-3

China Teletech Holding Inc.

Notes to Condensed Combined Proforma Financial Statements

Note 1.  Description of the Transaction

On November 15, 2016, China Teletech Holding Inc., a Florida corporation (“CNCT”), entered into certain Share Exchange Agreement (the “Kuncheng Exchange Agreement”) with Mr. Yang Kunyuan (the “Investor”) of Liaoning Kunchengyuan Internet Technology Co. Ltd. (formerly known as Liaoning Kuncheng Education Investment Co. Ltd.) a China registered corporation (“LKIT”) who is the owner of ninety-four and nine percent (94.9%) of the outstanding registered capital of LKIT.  Pursuant to the terms of the Kuncheng Exchange Agreement, the Investor agreed to make a direct investment in CNCT in the form of a contribution to CNCT of 51% of registered capital of LKIT owned by the Investor (“LKIT Capital”), and CNCT agreed to issue to the Investor approximately 30,000,000 shares of common stock of the Registrant for 51% registered capital of LKIT.  At the time of closing under the Kuncheng Exchange Agreement, the Investor will invest a total of 51% LKIT (representing 51% of the outstanding stock of CNCT) in CNCT, by transferring ownership of such capital to CNCT, and CNCT will issue a total of 30,000,000 shares of common stock of CNCT to the Investors in exchange for the 51% LKIT registered capital.   The effect of the transaction will be to make LKIT a 51% foreign and 49% domestic jointly-owned subsidiary of CNCT, and to cause no change of control of CNCT.  Following the closing, the Investors will own a total of 30,000,000 shares of common stock of CNCT representing 15.63% of its issued and outstanding common stock.

The transaction is being accounted for as an “acquisition”. The stockholders of CNCT will own a majority of the outstanding shares of CNCT’s common stock immediately following the completion of the transaction. After completion of the transaction, CNCT’s consolidated financial statements will include the assets and liabilities of LKIT and CNCT and its subsidiary. The fair market value of assets and liabilities of LKIT will be identified and the goodwill will be recognized on the acquisition date.

Note 2.  Presentation

The proforma condensed combined financial statements gives effect to the transaction as if occurred at the beginning of the periods presented. The elimination and combined group adjustments are recorded as below:

(1)	To record the consideration paid for acquisition of LKIT.
(2)	To eliminate and adjust on the investment in LKIT, non-controlled interest and goodwill on pro-forma.

FFF-4